Exhibit 10.2

Exhibit A of the Employment Agreement

EMPLOYEE RELOCATION EXPENSE AGREEMENT

EXECUTIVE RELOCATION PROGRAM FOR CHURCHILL DOWNS INCORPORATED

Churchill Downs Incorporated (the “Company”) has, or will, pay or reimburse William E. Mudd , or third party vendors for certain expenses reasonably and necessarily incurred by you, or by the Company on your behalf, in connection with relocating you and/or your immediate family (the “Relocation Payments”). This agreement is not an employment contract.  Nothing in this Agreement is intended to alter your status as an at-will employee.  In consideration of the Relocation Payments, you agree:

For purposes of this Agreement, Relocation Payments include any payments or reimbursements made to you or on your behalf in connection with relocating you and your family.  Mudd’s relocation payments include, but are not limited to, any payments or reimbursements associated with:  relocation allowance; tax gross-up; moving and storing household goods; selling your former home and purchasing a new home; home search trips; travel to your new location; temporary housing; return trips home; school and home search services and similar payments.

You are not eligible for relocation payments for expenses paid or reimbursed by another company or source, and you agree to repay to the Company any such relocation payments made by the Company.  In addition, you agree to notify the Company if you or any of your household members is receiving, or is eligible to receive, any relocation assistance from any other company or source so that the relocation payments made to you can be coordinated with the payments from the other company or source.  Failure to so notify the Company may result in your forfeiture of all relocation payments not yet made.

If, before the expiration of 24 months after the “effective date” of your employment agreement you voluntarily terminate your employment you agree to repay to the Company the relocation payments made to you or on your behalf.  Such repayment must be made within 30 days following your termination as follows:

Length of Employment	Percent or Expense to be Repaid
Less than one year	100%
One to two years	50%

If you do not make the repayment required under paragraphs 2 and/or 3, and the Company resorts to litigation to obtain such repayment, you will be liable to the Company for all of the Company’s litigation costs and expenses, including attorneys’ fees and interest at the highest legal rate, unless the Company does not prevail in such litigation.

By signing below, you understand that this Agreement is a legally enforceable contract between yourself and Churchill Downs Incorporated.  However, nothing in this Agreement is intended to alter your status as an at-will employee.

Dated:	10/1/2007	/s/ William E. Mudd
Employee Signature

William E. Mudd
Printed Name